EXHIBIT 10.15

DENNIS G. HUBER
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 7th day of September, 2010 ("Effective Date") by and between Embarq Corporation, a Delaware Corporation (which, together with its parent, CenturyLink, Inc. ("CenturyLink"), a Louisiana Corporation, with respect to benefits it may provide to employees of its subsidiaries, are referred to herein as "Employer") and Dennis G. Huber ("Executive").

WHEREAS, Executive's employment was terminated under Section 3(c) of Executive's prior employment agreement with Employer ("Old Agreement") on May 3, 2010; and

WHEREAS, Executive is receiving benefits including severance pay for an 18-month Severance Period under the Old Agreement; and

WHEREAS, CenturyLink and Qwest Communications International Inc. (“Qwest”) have entered into an Agreement and Plan of Merger, dated as of April 21, 2010, pursuant to which CenturyLink will acquire Qwest (“Qwest Transaction”); and

WHEREAS, CenturyLink has concluded that it needs Executive's expertise to close the Qwest Transaction and integrate Qwest with CenturyLink; and

WHEREAS, Executive has agreed to be reemployed by Employer on the Effective Date under the terms and conditions of this Agreement; and

WHEREAS, the Old Agreement provided for cessation of the severance and other benefits under Section 5 of the Old Agreement if Executive was rehired by Employer, but concern exists that if the severance and other benefits under such Section 5 that are governed by Internal Revenue Code ("Code") Section 409A and the rules and regulations thereunder are again provided for in this Agreement after Executive's subsequent termination date, this would be impermissible under Code Section 409A; and

WHEREAS, both the Old Agreement and this Agreement are intended to comply with Code Section 409A.

NOW, THEREFORE, Employer and Employee agree as follows:

1.          Rehire of Executive.  On the Effective Date, Executive shall be rehired by Employer as a full-time active employee ("Active Employee"), and his employment shall continue until the earlier of (a) the Trigger Termination Date, defined below, on which date his employment shall terminate, or (b) his earlier termination of employment for any reason (together "Employment Termination").

2.          Position and Duties.  Executive shall be the Executive Vice-President of Network Services of CenturyLink and shall perform such duties as are assigned to him from time to time by the Chief Executive Officer of CenturyLink or his delegate.  Executive recognizes that during his employment hereunder, he owes an undivided duty of loyalty to Employer and CenturyLink, and agrees to devote his entire business time and attention to the performance of such duties and responsibilities and to use his best efforts to promote and develop the business of Employer and CenturyLink.

3.          Compensation.   Provided that Executive's Employment Termination has not previously occurred, he shall be paid a base salary of $15,517.28 biweekly, payable in accordance with Employer's normal payroll policies and subject to applicable income and employment tax withholding, commencing November 1, 2011 and continuing until his Employment Termination.  He shall be reimbursed for reasonable expenses incurred and accounted for in accordance with the policies and procedures of Employer.

4.          Other Benefits.  While Executive is an Active Employee, he shall also be entitled to the welfare and pension plan benefits provided to employees in his pay grade generally, provided he is eligible for such benefits in accordance with the terms of such plans.  Nevertheless, Executive shall be entitled to 9 hours and 23 minutes of PTO each pay period (every 2 weeks).  During the biweekly periods that Executive is an Active Employee but is not receiving current biweekly compensation, his current compensation shall be zero for purposes of computing benefits based on salary or current compensation.  During such period, he will be counted as receiving zero current compensation for purposes of the Embarq Retirement Pension Plan and the Embarq Retirement Savings Plan.  However, his bonuses under any applicable short-term incentive compensation plan or provision under Section 5 as an Active Employee (but not bonuses due him under his Old Agreement) may count if included under the definition of compensation under such plan.  Executive’s severance payments under Section 6 below will not be counted as compensation under the Embarq Supplemental Executive Retirement Plan (“SERP”), notwithstanding any provision of the SERP to the contrary.

5.          Incentive Plans.  For the portion of 2010 that Executive is an Active Employee, he shall be eligible for a bonus as if he had been designated as a participant in the CenturyLink 2010 Executive Officer Short-Term Incentive Plan and is otherwise eligible to receive a bonus for such year under such plan.  For the portions of 2011 and 2012 that he is an Active Employee, he shall be designated as a participant in the CenturyLink 2010 Executive Officer Short-Term Incentive Plan and shall be eligible for bonuses for such year if he is otherwise eligible under the terms of such plan.  Nevertheless for each of the years 2010 through 2012, the performance goals applicable to him shall be solely CenturyLink performance goals, and there shall be no individual performance goals.  For purposes of computing the amount of bonus to which Executive is entitled as an Active Employee during the period beginning on the Effective Date and ending on October 31, 2011 or on the date of his Employment Termination, if earlier, he shall be deemed to have been paid a base salary of $15,517.28 biweekly.  Under the Amended and Restated CenturyLink Legacy Embarq 2008 Equity Incentive Plan, Executive has been granted 75,000 shares of restricted stock on the Effective Date that will vest and be payable on the terms and subject to the conditions specified in the Restricted Stock Agreement between CenturyLink and Executive entered into contemporaneously with this Agreement (“Restricted Stock Agreement”).  Executive shall not be entitled to any other grants or awards under such plan or any other long- term incentive compensation plan during his employment or after his Employment Termination.  The bonuses and restricted stock provided for in this Section 5 shall be in lieu of any bonuses or restricted stock available under any and all Employer bonus, equity based compensation, change-of-control, severance and/or separation plans, policies and agreements.

6.          Severance Payments.  If Executive continues as an Active Employee until the earliest of (a) 1 year after the closing of the Qwest Transaction, (b) 30 days after his replacement is hired or (c) May 1, 2012 (“Trigger Termination Date”), then within 30 days after the later of (w) November 1, 2011 or (x) the Trigger Termination Date, he shall be paid in one lump sum an amount equal to $15,517.28 biweekly for the number of biweekly periods that have elapsed after August, 2010 and before the earlier of (y) November, 2011 or (z) the Trigger Termination Date ("Severance Benefit Period”).  If such conditions are satisfied, commencing immediately after the later of such dates, he shall also be paid severance pay of $15,517.28 payable biweekly for 8.5 biweekly periods, provided that any unpaid amount shall be paid in one lump sum no later than March 15 of the year following the Trigger Termination Date and further provided that such payments shall terminate at his death.  In addition, if such conditions are satisfied, commencing immediately after the later of such dates and during a period of time equal to 8.5 biweekly periods plus the Severance Benefit Period or until his prior death, he shall participate in the Employer's benefits listed on Schedule A.  Furthermore, if such conditions are satisfied, Executive shall receive short-term incentive bonuses based on actual CenturyLink performance results up to his target opportunity under the CenturyLink 2010 Executive Officer Short-Term Incentive Plan for 8.5 biweekly periods following his Trigger Termination Date or until his death, if earlier, payable if approved in accordance with and at the time provided for under such plan.  Such Bonuses for partial calendar years shall be prorated.  If such conditions are satisfied, the payments and benefits provided for in this Section 6 shall be in lieu of any benefits available under any and all Employer change-of-control, severance and/or separation plans, policies and agreements.

7.          Cessation of Benefits.  In all events, Executive's right to receive severance pay and other benefits during the Severance Benefit Period plus 8.5 biweekly periods shall cease in the event Executive is reemployed by Employer or an affiliate, unless such cessation is inconsistent with Code Section 409A, or Executive breaches Sections 16, 17, 18 or 19 hereof.  Furthermore, in all events, the severance pay and other benefits shall cease if Executive becomes employed by an employer other than CenturyLink and its affiliates during the Severance Benefit Period plus 8.5 biweekly periods.  Within 30 days of Executive's obtaining employment with another employer, Executive shall provide Employer written notice of such employment.  Additionally, Executive's right to receive severance pay and other benefits during the Severance Benefit Period plus 8.5 biweekly periods shall cease when and if Executive does not sign the General Release Agreement that will be provided to him and return it within 45 days after his Trigger Termination Date or if he signs and returns it within 45 days but revokes it within 7 days after he signs it.

8.          Continuation of Old Agreement Severance Benefits.  Notwithstanding the provisions of Section 5(l) of his Old Agreement, the severance pay under Section 5(a) and other benefits under Section 5 of his Old Agreement that may be governed by Code Section 409A shall not cease because of his reemployment.  Executive shall be entitled to SERP benefits under his Old Agreement and the SERP as if he had not again become an Active Employee, and his SERP benefits will not decrease because he again became an Active Employee, although his future benefits under the SERP may increase because of his service, salary and bonuses as an Active Employee under this Agreement.  Executive shall be entitled to qualified plan benefits under his Old Agreement and the qualified plans as if he had not again become an Active Employee (including eligibility for a Special Early Retirement Allowance, as defined in and subject to the terms of the Embarq Retirement Pension Plan), and his qualified plan benefits will not decrease because he again became an Active Employee and may increase in accordance with the terms of such qualified plans.  However, Executive will not be entitled to distributions from the Employer’s qualified plans while he is an Active Employee.  Executive consents that if employee contributions to benefit plans are required, during the period beginning on the Effective Date and ending on November 1, 2011, they may be withheld from such severance pay.

9.          No Duplication of Amounts.  Notwithstanding any other provision hereof, there is intended to be no duplication of amounts so that if benefits under Section 5 of the Old Agreement are continued under Sections 4 hereof, the benefits provided to Executive as an Active Employee under Section 4 hereof shall not also be provided.  There shall be no duplication of SERP or qualified plan benefits such that increases in such benefits while he is an Active Employee may increase benefits he was entitled to under such plans and his Old Agreement but shall not duplicate such benefits.

10.          Principal Business Office and Travel.  Executive may maintain his principal business office in Overland Park, Kansas or at another location with the prior approval of Employer.  As a general rule, Executive will be expected to be in his Overland Park office 2 business days a week and in his Monroe, Louisiana office or at another out of town location on Employer’s business 3 business days a week.  A corporate airplane will be made available to Executive for his business travels as reasonably needed, and Employer will maintain an apartment in Monroe for his use.

11.          Interpretation.  Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code and the regulations thereunder, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In no event shall Executive, directly or indirectly, designate the calendar year of any payment.

12.          Payment Delay.  To the maximum extent permitted under Section 409A of the Code, the cash severance payments payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, if on the date of Executive’s termination of employment Employer’s stock (or stock of any other company required to be aggregated with Employer for purposes of Section 409A of the Code) is publicly-traded on an established securities market or otherwise and Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board of Directors (or its delegate) of CenturyLink in its discretion in accordance with its “specified employee” determination policy, then all severance payments payable to Executive under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code and payable within six months following Executive’s “separation from service” shall be postponed for a period of six months following Executive’s “separation from service” with Employer. The postponed amounts shall be paid to Executive in a lump sum within 30 days after the date that is six months following Executive’s “separation from service” with Employer.  If Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after Executive’s death.

13.          Reimbursements.  All reimbursements and provision of in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or the amount of in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense or provision of in-kind benefits will be made on or before the last day of the taxable year following the year in which the expense is incurred or payment becomes due, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Any tax gross-up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.

14.          Dispute Resolution.  All disputes arising under this Agreement, other than those disputes relating to Executive's alleged violations of Sections 16 through 19 herein, and all disputes arising out of Executive’s employment or the termination thereof, including all statutory, contractual, tort or other claims arising under federal, state, or local laws, rules, or regulations, shall be submitted to arbitration by the American Arbitration Association in Monroe, Louisiana.  Costs of arbitration shall be borne equally by the parties. The decision of the arbitrator shall be final and there shall be no appeal from any award rendered. Any award rendered may be entered as a judgment in any court of competent jurisdiction. In any judicial enforcement proceeding, the losing party shall reimburse the prevailing party for its reasonable costs and attorneys' fees for enforcing its rights under this Agreement, in addition to any damages or other relief granted. This Section 14 does not apply to any action by Employer to enforce Sections 16 through 19 of this Agreement and does not in any way restrict Employer's rights under section 20 herein.

15.           Enforcement.  In the event Employer shall fail to pay any amounts due to Executive under this Agreement as they come due, Employer agrees to pay interest on such amounts at a rate of prime plus two percent (2%) per annum.  Employer agrees that Executive and any successor shall be entitled to recover all costs of successfully enforcing any provision of this Agreement, including reasonable attorney fees and costs of litigation.

16.          Confidential Information.  Executive acknowledges that during the course of his employment he has learned or will learn or develop Confidential Information (as that term is defined in this Section 16).  Executive further acknowledges that unauthorized disclosure or use of such Confidential Information, other than in discharge of Executive's duties, will cause Employer irreparable harm.

For purposes of this Section 16, “Confidential Information” means trade secrets (such as technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other proprietary information concerning the products, processes or services of Employer or its parent, and/or affiliates, including but not limited to: computer programs; unpatented inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development; business plans; sales forecasts; personnel information, including the identity of other employees of Employer, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property, which information: (a) has not been made generally available to the public; and (b) is useful or of value to the current or anticipated business, or research or development activities of Employer or of any customer or supplier of Employer, or (c) has been identified to Executive as confidential by Employer, either orally or in writing.

Except in the course of his employment and in the pursuit of the business of Employer or any of its subsidiaries or affiliates, Executive shall not, during the course of his employment, or for a period of 18 months following termination of his employment for any reason, directly or indirectly, disclose, publish, communicate or use on his behalf or another's behalf, any Confidential Information of the Employer or any of its subsidiaries or affiliates.

Executive acknowledges that Employer operates and competes nationally, and that Employer will be harmed by unauthorized disclosure or use of Confidential Information regardless of where such disclosure or use occurs, and that therefore this confidentiality agreement is not limited to any single state or other jurisdiction.

17.           Non-Competition.  Executive acknowledges that use or disclosure of Confidential Information described in Section 16 is likely if Executive were employed by a competitor of Employer.  Therefore, Executive shall not, for 18 months following termination of employment for any reason (the "Non-Compete Period"), perform any services for any entity that competes with Employer or CenturyLink and its subsidiaries, including but not limited to AT&T Inc., Cablevision Systems Corporation, Charter Communications, Inc., Comcast Corporation, Cox Communications, Inc., Mediacom Communications Corporation, Sprint Nextel Corporation, Time Warner Cable Inc., Verizon Communications Inc., Windstream Corporation or any subsidiary of any such companies.

The prohibition on the performance of such services as set forth in this Section shall apply only in the parishes and counties listed on Schedule B so long as the Employer or CenturyLink carry on a like business therein.

18.           Inducement of Other Employees.  For an 18-month period following termination of employment, Executive will not directly or indirectly solicit, induce or encourage any employee or agent of Employer to terminate his relationship with Employer.

19.           Return of Employer's Property.  All notes, reports, sketches, plans, published memoranda or other documents created, developed, generated or held by Executive during employment, concerning or related to Employer's business, and whether containing or relating to Confidential Information or not, are the property of Employer and will be promptly delivered to Employer upon termination of Executive's employment for any reason whatsoever.  During the course of employment, Executive shall not remove any of the above property containing Confidential Information, or reproductions or copies thereof, or any apparatus from Employer's premises without authorization.

20.           Remedies.  Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of Sections 16, 17, 18 and 19 will not cause him undue hardship and that such provisions are reasonably necessary and commensurate with the need to protect Employer and its legitimate and proprietary business interests and property from irreparable harm.

Executive acknowledges that failure to comply with the terms of this Agreement will cause irreparable damage to Employer.  Therefore, Executive agrees that, in addition to any other remedies at law or in equity available to Employer for Executive's breach or threatened breach of this Agreement, Employer is entitled to specific performance or injunctive relief, without bond, against Executive to prevent such damage or breach, and the existence of any claim or cause of action Executive may have against Employer will not constitute a defense thereto.  Executive further agrees to pay reasonable attorney fees and costs of litigation incurred by Employer in any proceeding relating to the enforcement of the Agreement or to any alleged breach thereof in which Employer shall prevail in whole or those reasonable fees and costs attributable to the extent that Employer prevails in part.

In the event of a breach or a violation by Executive of any of the covenants and provisions of this Agreement, the running of the Non-Compete Period (but not of Executive's obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.

21.          Confidentiality of Agreement.  As a specific condition to Executive's right to the pay and benefits described in Sections 5 and 6 or other benefits described herein, Executive agrees that he will not disclose or discuss: the existence of this Agreement; the pay and benefits provided hereunder; or any other terms of the Agreement except:  (1) to members of his immediate family; (2) to his financial advisor or attorney but then only to the extent necessary for them to assist him; (3) to a potential employer on a strictly confidential basis and then only to the extent necessary for reasonable disclosure in the course of serious negotiations; or (4) as required by law or to enforce legal rights.

22.          Entire Understanding.  This Agreement and the Restricted Stock Agreement constitute the entire understanding between the parties relating to Executive's employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters, except for the terms and provisions of the Old Agreement and any other employee benefit or other compensation plans (or any agreements or awards thereunder) referred to in or contemplated by this Agreement.

23.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Executive's executors, administrators, legal representatives, heirs and legatees and the successors and assigns of Employer.

24.          Partial Invalidity.  The various provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Should any provision of this Agreement be determined to be void and unenforceable, in whole or in part, it shall not-be deemed to affect or impair the validity of any other provision or part thereof, and such provision or part thereof shall be deemed modified to the extent required to permit enforcement.  Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly.

25.          Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by Employer and Executive to express their mutual intent and no rule of strict construction shall be applied against any person.

26.          Waiver.  The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

27.          Notices.  Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier; or (c) within 48 hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, addressed, in any case to the party at the following address(es) or telecopy numbers:

If to the Executive:

Dennis G. Huber
10126 Garnett
Overland Park, KS 66214-2725

If to Employer:

Embarq Corporation
100 CenturyLink Drive
Monroe, LA 71203
Attention:  Stacey W. Goff

or to such other address(es) or telecopy number(s) as any party may designate by written notice in the aforesaid manner.

28.          Governing Law.  This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of Louisiana.

29.          Gender.  Wherever from the context it appears appropriate, each term stated in either the singular of plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter.

30.          Headings.  The headings of the Sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

THUS DONE AND SIGNED on the date hereinafter set forth below.

October 25 , 2010	EMBARQ CORPORATION

By: /s/ Glen F. Post, III
Glen F. Post, III, Chief Executive
Officer and President

October 25 , 2010	CENTURYLINK, INC.

By: /s/ Glen F. Post, III
Glen F. Post, III, Chief Executive
Officer and President

October 26 , 2010	/s/ Dennis G. Huber
DENNIS G. HUBER

Schedule A
Benefits

For such Severance Benefit Period plus 8.5 biweekly periods (“Severance Period”):

1.          Medical, Dental and Vision Coverage.  Executive’s medical, dental, and/or vision plan coverage will continue in effect through the end of the month in which his Severance Period ends, unless his benefits cease under Section 7.  This does not impact Executive’s right to pay for his own COBRA continuation coverage.

After 39 weeks of the Severance Period, the non-discrimination rules under the Internal Revenue Code require Executive pay the total cost of medical, dental and vision coverage, on an after-tax basis, for the remainder of his Severance Period. The cost of coverage will continue to be paid through payroll deduction.  Employer will reimburse Executive through the payroll system for Employer’s portion of the cost of coverage.

In order to provide Executive with the same pre-tax advantages he previously enjoyed, he will receive an income tax gross-up on the total cost of coverage through the payroll system.  As required by the Code 409A regulations, any tax gross-up payments shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authorities.

If Executive relocates to a different state during his Severance Period, Executive should notify the Employee Resource Center at 1-888-722-4ERC (4372). If his relocation has any impact on his medical plan administrator, Employer will notify Executive.

If Executive is enrolled in Employer’s Consumer Driven Health Plan (CDHP) he has a Health Reimbursement Account (HRA) available to him. The full amount of that account will continue to be available to Executive for expenses incurred until his medical benefits end at the end of his Severance Period or for as long as he is enrolled in the CDHP plan. If Executive’s plan election is changed during the Annual Enrollment period to a non-CDHP plan any HRA balance is forfeited.

For each year covered by Executive’s Severance Period, Executive will have the opportunity to enroll in benefits during Annual Enrollment. If he does not submit a new enrollment at the end of each year, he will continue to receive the current coverage he has in force for the following year; provided, however, such coverage will not extend beyond the end of the month in which his Severance Period ends.  However, if Executive’s plan elections are not available, he will be afforded the opportunity to enroll in new plan elections. If Executive wishes to enroll in either the Health Care FSA or the Dependent Day Care FSA in 2011, he will have to participate in the enrollment process.

After Executive’s benefit coverage ends, he may elect to continue medical, prescription drug, dental and vision coverage through COBRA for a period of up to 18 months following that date by paying 102% of the applicable cost of coverage. COBRA and other benefit information will be mailed to his address of record approximately two weeks after his separation pay ends.  Executive’s COBRA personalized information will provide deadlines for submitting elections (60 days after his coverage ends) and the required initial payment for his elections (45 days after he submit his elections). COBRA coverage will not be in effect until elections and the required initial payment are received. Then, his coverage will be effective retroactively to the first day of the month following the date his coverage ended.

2.          Outplacement Services.  Employer shall pay the cost of outplacement services for Executive at the outplacement agency designated by Employer and in accordance with CenturyLink's procedures regarding outplacement services.  Any cash payment due for provision of outplacement services shall be paid by Employer directly to the outplacement agency.

3.   Accrued PTO.  Executive shall receive a lump sum cash payment equal to the value of any accrued but unused PTO.

4.          Basic and Supplemental Employee Life, Dependent Spouse Life and Dependent Child Life Insurance.  Executive’s coverage for these plans will continue in effect through the end of his Severance Period, unless his benefits cease under Section 7. Conversion to an individual policy is available. Conversion information will be included with Executive’s COBRA information packet that will be mailed to Executive’s address of record after his separation benefits have ended.

Schedule B
List of Parishes in Louisiana

Acadia; Allen; Ascension; Assumption; Avoyelles; Beauregard; Bienville; Bossier; Caddo; Calcasieu; Caldwell; Cameron; Catahoula; Claiborne; Concordia; De Soto; East Baton Rouge; East Carroll; East Feliciana; Evangeline; Franklin; Grant; Iberia; Iberville; Jackson; Jefferson; Jefferson Davis; Lafayette; Lafourche; La Salle; Lincoln; Livingston; Madison; Morehouse; Natchitoches; Orleans; Ouachita; Plaquemines; Pointe Coupee; Rapides; Red River; Richland; Sabine; St Bernard; St Charles; St Helena; St James; St John the Baptist; St Landry; St Martin; St Mary; St Tammany; Tangipahoa; Tensas; Terrebonne; Union; Vermilion; Vernon; Washington; Webster; West Baton Rouge; West Carroll; West Feliciana; Winn

List of Counties in Other States

Dallas County, TX (AT&T), Johnson County, KS (Sprint), New York County, NY (Verizon and Time Warner Cable), Pulaski County, AR (Windstream), Nassau County, NY (Cablevision), St. Louis County, MO (Charter), Philadelphia County, PA (Comcast), DeKalb County, GA (Cox), Orange County, NY (Mediacom)